Independent Auditors' Consent

To the Board of Trustees and Shareholders
Mosaic Government Money Market Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 2-63713 of Mosaic Government Money Market Trust on Form N-1A of our report dated November 3, 2000 appearing in the Annual Report to Shareholders for the year ended September 30, 2000 and to the reference to us under the heading “Financial Statements and Other Additional Information” in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

(signature)

Chicago, Illinois
January 26, 2001